EXHIBIT 99



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    UMPQUA HOLDINGS CORPORATION AND VRB BANCORP ANNOUNCE MERGER OF EQUALS:
I.         Deal creates one-of-a kind financial service company in Oregon



ROSEBURG, OR --- Aug. 15, 2000--Umpqua Holdings Corporation (NASDAQ: UMPQ) and VRB Bancorp (NASDAQ:VRBA), today announced the signing of a definitive agreement under which those companies and their subsidiary banks, South Umpqua Bank and Valley of the Rogue Bank, will come together in a merger of equals. The name of the combined banks will be Umpqua Bank, a subsidiary of Umpqua Holdings Corporation.

Raymond P. Davis will serve as President and Chief Executive Officer of Umpqua Holdings Corporation. William A. Haden, President and Chief Executive Officer of VRB Bancorp and Valley of the Rogue Bank, will assume the position of President and CEO of Umpqua Bank, headquartered in Roseburg, OR. The holding company board of directors will be comprised of six directors from Umpqua Holdings and five directors from VRB Bancorp.

The exchange ratio is expected to be 0.8135 Umpqua Holdings shares for each VRB Bancorp share, subject to certain adjustments. This ratio is based on an adjusted book-to-book valuation that is expected to be accretive to both groups of shareholders in 2001. Umpqua Holdings will record the transaction using the pooling-of-interest method of accounting. The merger, expected to close in the fourth quarter 2000, is subject to customary regulatory approvals and the shareholder approval of both companies.

The combined bank will have assets of approximately $750 million and operate 27 store locations located along Oregon's I-5 corridor from Ashland to Portland. The merger agreement provides that approximately 6,753,000 new shares of Umpqua Holdings
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South Umpqua and Valley of the Rogue Bank merge


Corporation common stock will be issued to VRB Bancorp shareholders, bringing Umpqua's total shares outstanding to approximately 14,378,000.

The pro forma market capitalization of the combined company is expected to be approximately $115 million, or third among all Oregon-based banks.

"This is an important milestone, not only for our two companies, but for the banking industry in Oregon and the Northwest," said Ray Davis, President and Chief Executive Officer of Umpqua Holdings Corporation. "The combination of Umpqua and VRB proves what is possible when organizations truly have the best interests of their shareholders and customers as their top priorities. Valley of the Rogue Bank has historically been one of the top financial performers in Oregon, and combined with its strong management team, the organization fits perfectly with South Umpqua's innovative banking strategy," Davis added. "Our collective commitment to serve our local communities will be strengthened by coming together and forming one very strong financial institution that serves the state of Oregon."

The combined Umpqua Bank will have locations in Portland, Salem, and Eugene, and will continue to have the largest share of the community bank markets in Douglas, Jackson and Josephine counties.

"What makes this merger of equals so unique is how well each company complements the other," said Bill Haden, President and Chief Executive Officer of VRB Bancorp.
"Both companies are extremely strong organizations in adjacent markets, and share a firm commitment to providing quality service to our customers. Once the transaction is approved, I believe we will be better positioned for additional growth than any other financial institution in the Northwest. Our partnership will not only carry on past successes, but will forge new and exciting ground as we expand our product line and services throughout the state."
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South Umpqua and Valley of the Rogue Bank merge


Umpqua Holdings expects cost saving opportunities totaling approximately $1.5 million and expects the merger to be 5% accretive to earnings-per-share in 2001. One-time merger-related charges of approximately $2.0 million are anticipated during 2000.

Umpqua Holdings Corporation is a financial service company which operates two subsidiaries: South Umpqua Bank, with $411 million in assets and store locations in Multnomah, Douglas, Lane and Marion counties; and Strand, Atkinson, Williams & York, the second largest Oregon-based full service investment firm with offices in Portland, Salem, Eugene, Roseburg and Medford. Umpqua Holdings' common stock trades on the NASDAQ National Market under the symbol UMPQ. Press releases along with additional information about the company may be found on Umpqua Holdings' web site at www.umpquaholdingscorp.com.

VRB Bancorp is the parent company of Valley of the Rogue Bank with assets of $330 million. Formed in 1968, VRB is the oldest independently owned community bank in southern Oregon. VRB Bancorp's web site at www.vrb.com provides additional information about the company.

In conjunction with this transaction, Umpqua Holdings Corporation and VRB Bancorp announce the suspension of their share repurchase programs.

Editor note: To arrange for one-on-one interviews with Ray Davis and William Haden, please call 503-548-3325.

Umpqua Holdings Corporation will conduct a conference call today at 1 p.m.
(PT) to discuss the merger of South Umpqua Bank and Valley of the Rogue Bank. To participate, please call 1-888-209-3914, and ask for the Umpqua Holdings conference call. A 48-hour rebroadcast of the call will be available beginning at approximately 4 p.m. (PT). Access to the rebroadcast is available via 1-800-633-8284, access code #16050307.
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South Umpqua and Valley of the Rogue Bank merge


This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in Umpqua Holdings Corporation's annual report on Form 10-K for the year ended December 31, 1999, and in VRB Bancorp's annual report on Form 10-K and its quarterly report on Form 10-Q for the periods ended December 31, 1999 and June 30, 2000, respectively. These risk factors include, but are not limited to, the companies' ability to continue generating loans, execute on its community-based retail banking strategy, successfully integrate its combined operations, and realize anticipated cost savings.